Ultra Petroleum Corp. Announces Hedging Transactions

HOUSTON, March 23, 2017 /PRNewswire/ -- Ultra Petroleum Corp. ("Ultra") (OTC: UPLMQ) announced that it has entered into new NYMEX natural gas swaps for approximately 119 Bcf for the months of April 2017 through October 2017. The hedges are at an average price of $3.17 per MMBtu, or $3.34 per Mcf. The hedged volumes are equivalent to nearly 50% of remaining forecasted production guidance for the remainder of the year, assuming the midpoint of guidance, and 100% of the PDP volumes required to be hedged under the proposed revolving credit facility. Ultra will continue to evaluate additional hedging transactions on an opportunistic basis.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol "UPLMQ". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements in this news release, other than statements of historical fact, are forward-looking statements, are based upon current expectations, and are subject to a number of risks, uncertainties and assumptions. Accordingly, although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance such expectations will prove to have been correct.

There are many risks and uncertainties that can affect the company and its business, including those set forth in its filings with the U.S. Securities and Exchange Commission ("SEC") in the section entitled "Risk Factors" in its Annual Report on Form 10-K for the most recent fiscal year, and from time to time in other SEC filings made by the company. These risks and uncertainties include, but are not limited to: (i) matters arising as a result of the company's on-going chapter 11 proceedings, including the company's ability to consummate a plan of reorganization, possible adverse effects of the chapter 11 proceedings filing on the company's business and the interests of various constituents, risks associated with third party motions that could be filed in connection with the company's chapter 11 proceedings and which may interfere with the company's ability to confirm and consummate a plan of reorganization; and (ii) matters arising in connection with the company's business operations, including the timing and extent of changes in prices for oil and gas, the timing and extent of the company's success in developing, producing and estimating reserves, possible adverse effects of weather and government regulation, availability and quality of oil field personnel, services, drilling rigs and other equipment used in the company's operations, as well as other factors listed in the reports filed by the company with the SEC. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties affecting the company. The risks and uncertainties affecting the company could cause its actual results to differ materially from those described in the forward-looking statements. The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com